Exhibit 10.3

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of ________ ___, 2018 (“Agreement”), by and among OPES ACQUISITION CORP., a Delaware corporation (“Company”), AXIS PUBLIC VENTURES S. DE R.L. DE C.V., LION POINT CAPITAL (collectively, the “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated _______ ___, 2018 (“Underwriting Agreement”), with EarlyBirdCapital, Inc. (the “Representative”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units (“Units”) of the Company, plus an additional 1,500,000 Units if the Representative exercises the over-allotment option in full. Each Unit consists of: (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) one warrant (“Warrant”), each Warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated _________ ___, 2018 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-223106) (“Registration Statement”) pursuant to the Securities Act of 1933, as amended, declared effective on _______ ___, 2018 (“Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit their 2,875,000 shares of Common Stock of the Company in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1.            Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2.            Deposit of Shares. On or before the Effective Date, the Initial Stockholders have delivered to the Escrow Agent certificates (and applicable stock powers, if requested by the Escrow Agent) representing such Initial Stockholders’ shares, to be held and disbursed subject to the terms and conditions of this Agreement. The Initial Stockholders acknowledge that the certificates representing such Initial Stockholders’ shares are legended to reflect the deposit of such shares under this Agreement.

3.	Disbursement of the Escrow Shares.

3.1           If the Underwriters do not exercise in full their over-allotment option to purchase up to an additional 1,500,000 Units of the Company within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), each Initial Stockholder agrees that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by each such holder determined by multiplying (a) the product of (i) 375,000, multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each such holder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 1,500,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof

3.2           Except as otherwise set forth herein, the Escrow Agent shall hold the shares remaining after any cancellation required pursuant to Section 3.1 above (such remaining shares to be referred to herein as the “Escrow Shares”) until the earlier of (x) six months after the date of the consummation of the Company’s initial merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities (“Business Combination”) and (y) the date on which the closing price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination (collectively, the “Escrow Period”). The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Stockholder’s Escrow Shares (and any applicable stock power) to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated because it failed to consummate a Business Combination within the time period specified in the Company’s amended and restated certificate of incorporation, as the same may be further amended from time to time, then the Escrow Agent shall promptly deliver the Escrow Shares to the Initial Stockholder (or the holder of such shares at that time); provided further, that if, within six months after the Company consummates a Business Combination, the Company (or the surviving entity) consummates a liquidation, merger, stock exchange, or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities, or other property, then upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer, or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, the Escrow Agent will release the Escrow Shares to the Initial Stockholders. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Shares in accordance with this Section 3.

4.	Rights of Initial Stockholder in Escrow Shares.

4.1           Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as a stockholder of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2           Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the dividends payable in stock or other non-cash property distributed thereon, if any.

4.3           Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (i) among the Initial Stockholders or to the Company’s or the Initial Stockholders’ members, officers, directors, consultants or affiliates and thereafter (ii) to a holder’s stockholders or members upon the holder’s liquidation, in each case if the Initial Stockholder is an entity, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family, for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to the Company for no value for cancellation in connection with the consummation of a Business Combination, or (vii) by private sales of the Escrow Shares at prices no greater than the price at which the Escrow Shares were originally purchased; provided, however, that in each case (except for clause (vi) or with the Company’s prior written consent), such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the holder transferring the shares.

4.4           Insider Letter. The Initial Stockholders have executed letter agreements with the Company and the Representative, dated as indicated on Exhibit A hereto, the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of the Initial Stockholders in certain events, including, but not limited to, the liquidation of the Company.

5.	Concerning the Escrow Agent.

5.1           Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination, or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2           Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or losses suffered by the Escrow Agent in connection with any action, suit, or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3           Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. Subject to Section 5.8 below, the Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’, and agents’ fees and disbursements, and all taxes or other governmental charges.

5.4           Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5           Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company and approved by the Representative, which approval will not be unreasonably withheld, conditioned or delayed, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate in the State of New York.

5.6           Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7           Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8           Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6.	Miscellaneous.

6.1           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such personal jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

6.2           Third Party Beneficiaries. The Initial Stockholders hereby acknowledge that the Underwriters are third party beneficiaries of this Agreement.

6.3           Entire Agreement. This Agreement and each Insider Letter contain the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to be charged.

6.4           Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6          Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, four business days after the date of mailing, as follows:

If to the Company, to:

Opes Acquisition Corp.

c/o Axis Capital Management

Park Plaza Torre I

Javier Barros Sierra 540, Of. 130

Col. Santa Fe

01210 Mexico City, Mexico

Attn: José Antonio Cañedo White

If to an Initial Stockholder, to its address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street Plaza

New York, New York 10004

Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

EarlyBirdCapital, Inc.

366 Madison Avenue

8th Floor

New York, New York 10017

Attn: General Counsel and Investment Banking Department

Facsimile: (212) 661-0200

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

and:

Greenberg Traurig, LLP

Met Life Building

200 Park Avenue

New York, New York 10166

Attn: Alan I. Annex, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7          Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Company’s amended and restated certificate of incorporation.

6.8          Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

OPES ACQUISITION CORP.

By:
Name:
Title:

INITIAL STOCKHOLDER:

AXIS PUBLIC VENTURES S. DE R.L. DE C.V.

By:
Name:
Title:

LION POINT CAPITAL

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

Name and Address	Number of Shares	Stock Certificate Number	Date of Insider Letter

Axis Public Ventures S. de R.L. de C.V. Park Plaza Torre I Javier Barros Sierra 540, Of. 130 Col. Santa Fe 01210 Mexico City, Mexico	2,012,500	1	________ __, 2018

Lion Point Capital 250 West 55th Street, 33rd Floor New York, NY 10019	862,500	2	________ __, 2018